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Exhibit 14.1

LONE PINE RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS
FOR
MEMBERS OF THE BOARD OF DIRECTORS

(Adopted as of March 17, 2011)

        The Board of Directors (the "Board") of Lone Pine Resources Inc. ("Lone Pine" or the "Corporation") has adopted the following Code of Business Conduct and Ethics (this "Code") for directors of the Corporation. This Code is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director must comply with the letter and spirit of this Code.

        No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Nominating and Corporate Governance Committee, who may consult with inside or outside legal counsel as appropriate.

        Directors who also serve as officers of the Corporation should read this Code in conjunction with the Corporation's Code of Business Conduct and Ethics for Employees and Officers.

1.     Conflict of Interest.

        A "conflict of interest" occurs when a director's private interest interferes in any way, or appears to interfere, with the interests of the Corporation as a whole. Conflicts of interest also arise when a director, or an immediate family member,(1) receives improper personal benefits as a result of his or her position as a director of the Corporation.

        Directors must avoid conflicts of interest with the Corporation. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Corporation must be disclosed immediately to the Chairman of the Nominating and Corporate Governance Committee.

        This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

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  Relationship of Corporation with third-parties.  Directors may not engage in any conduct or activities that are inconsistent with the Corporation's best interests or that disrupt or impair the Corporation's relationship with any person or entity with which the Corporation has or proposes to enter into a business or contractual relationship of which the directors are aware.

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  Compensation from non-Corporation sources.  Directors may not accept compensation, in any form, for services performed for the Corporation from any source other than the Corporation.

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  Gifts.  Directors and members of their families may not offer, give, or receive gifts from persons or entities who deal with the Corporation in those cases where any such gift is being made in order to influence the directors' actions as members of the Board, or where acceptance of the gifts could create the appearance of a conflict of interest.

(1)
For purposes of this Code of Business Conduct and Ethics, immediate family member means a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) sharing such person's home, but excluding any person who is no longer a family member as a result of legal separation, divorce or death or who is incapacitated.

2.     Corporate Opportunities.

        Directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Directors are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information, or the director's position; (b) using the Corporation's property, information, or position for personal gain; or (c) knowingly competing with the Corporation for a particular business opportunity, provided, however, if the Corporation's disinterested directors determine that the Corporation will not pursue an opportunity that relates to the Corporation's business, a director may be permitted to do so after receiving confirmation from the Nominating and Corporate Governance Committee. The foregoing shall have no effect on the provisions of the Corporation's certificate of incorporation that provide that if any director or officer of Forest Oil Corporation ("Forest") who is also one of the Corporation's directors becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director in writing solely in his or her capacity as the Corporation's director), that director will have no duty to communicate or offer that opportunity to Lone Pine, and will be permitted to communicate or offer that opportunity to Forest (or its affiliates) and that director will not to the fullest extent permitted by law, be deemed to have (1) breached or acted in a manner inconsistent with or opposed to his or her fiduciary or other duties to Lone Pine regarding the opportunity or (2) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders.

3.     Confidentiality.

        Directors must maintain the confidentiality of information entrusted to them by the Corporation or its customers, and any other confidential information about the Corporation that comes to them, from whatever source, in their capacity as director, except when disclosure is authorized or required by laws, regulations or the Corporation's certificate of incorporation or other governance documents. Confidential information includes all non-public information that could be material to an investor in the Corporation's securities, of use to competitors, or harmful to the Corporation or its customers, if disclosed.

4.     Protection and Proper Use of Corporation Assets.

        Directors must protect the Corporation's assets and ensure their efficient use. Theft, loss, misuse, carelessness, and waste of assets have a direct impact on Lone Pine's profitability. Directors must not use Corporation time, employees, supplies, equipment, tools, buildings, or other assets for personal benefit without prior authorization from the Chairman of the Nominating and Corporate Governance Committee or as part of a compensation or expense reimbursement program available to all directors.

5.     Fair Dealing.

        Directors shall deal fairly and require fair dealing by employees and officers with the Corporation's directors, officers, employees, customers, suppliers, and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

6.     Compliance with Laws, Rules and Regulations.

        Directors shall comply, and require compliance by employees, officers, and other directors, with all laws, rules, and regulations applicable to the Corporation, including insider-trading laws. Directors' transactions in Corporation securities are governed by the "Insider Trading Policy."

7.     Waivers of the Code of Business Conduct and Ethics.

        Any waiver or amendment of this Code may be made only by the Board and must be promptly disclosed to the Corporation's stockholders.

8.     Encouraging the Reporting of any Illegal or Unethical Behavior.

        Directors should promote ethical behavior and take steps to ensure Lone Pine (a) encourages employees to talk to supervisors, managers, and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations, or the Lone Pine's Proper Business Practices Policy to the Compliance Officer under said policy; and (c) informs employees that the Corporation will not permit retaliation for reports made in good faith.

9.     Failure to Comply; Compliance Procedures.

        A failure by any director to comply with this Code may result in disciplinary action and, if warranted, legal proceedings.

        Directors should communicate any suspected violations of this Code promptly to the Chairman of the Nominating and Corporate Governance Committee. Violations will be investigated by the Board or a Committee of the Board or by a person or persons designated by the Board, and appropriate action will be taken in the event of any violations of this Code.

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  Exhibit 14.1
LONE PINE RESOURCES INC. CODE OF BUSINESS CONDUCT AND ETHICS FOR MEMBERS OF THE BOARD OF DIRECTORS (Adopted as of March 17, 2011)